Exhibit 23.1


                        Consent of Independent Accountants


We consent to the incorporation by reference in the registration statements of Avid Technology, Inc. on Form S-3 (File Nos. 33-93472, 33-96456 and 333-03128) and Form S-8 (File Nos. 33-64126, 33-64130, 33-64128, 33-64124, 33-82478,
33-88318, 33-98692, 333-08821,  333-08823,  333-08825,  333-30367, 333-42569 and
333-42571) of our report dated February 4, 1998, on our audits of the consolidated financial statements and financial statement schedule of Avid Technology, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in this Annual Report on Form 10-K.



                                             /s/ Coopers & Lybrand L.L.P

                                             COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
March 25, 1998